UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

SERVOTRONICS, INC.
(Name of Registrant as Specified In Its Charter)

STAR EQUITY FUND, LP STAR EQUITY FUND GP, LLC STAR VALUE, LLC STAR EQUITY HOLDINGS, INC. STAR INVESTMENT MANAGEMENT, LLC JEFFREY E. EBERWEIN RICHARD K. COLEMAN, JR. G. MARK POMEROY
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On June 1, 2023, Star Equity Fund, LP (“Star Equity Fund”) withdrew its slate of nominees for election to the Board of Directors (the “Board”) of Servotronics, Inc. (the “Company”) at its 2023 annual meeting of stockholders (the “Annual Meeting”), scheduled to be held virtually on June 9, 2023. Accordingly, Star Equity Fund has terminated its proxy solicitation and will not vote any further proxies received from stockholders of the Company on the WHITE proxy card at the Annual Meeting. Previously received WHITE proxies will be delivered to the Company and voted as instructed unless they are revoked. However, as none of Star Equity Fund’s nominees are standing for election at the Annual Meeting following Star Equity Fund’s withdrawal of its nominees, no votes received before or after the withdrawal will be counted with respect to the election of Star Equity Fund’s nominees to the Board.

Following the withdrawal of its director nominees and termination of its proxy solicitation, Star Equity Fund intends to vote the shares of the Company’s common stock beneficially owned by Star Equity Fund and its affiliates “Withhold” with respect to the election of incumbent board members Edward Cosgrove, Christopher Marks and William Farrell at the Annual Meeting. Star Equity Fund believes that these incumbent directors lack the necessary experience and skillsets to execute on, and lack the urgency to prioritize, the steps Star Equity Fund believes are necessary to enhance stockholder value at the Company. For the avoidance of doubt, Star Equity Fund will not be soliciting further proxies in connection with the Annual Meeting.

Stockholders who wish to vote on the election of directors and other proposals to be considered at the Annual Meeting should vote on the Company’s BLUE proxy card or voting instruction form. If you have already voted, you do not need to take any action unless you wish to revoke your proxy or change your vote. If you have not yet voted, you do not need to obtain a new proxy card or voting instruction form; instead, please disregard the names of Star Equity Fund’s nominees as nominees for election as director.